Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:          Brian Faith

(847) 402-5600

Allstate Executive Vice President Joan Walker to Retire

NORTHBROOK, Ill., January 14, 2013 – The Allstate Corporation (NYSE:ALL) announced today that Joan Walker, executive vice president, Corporate Relations, will retire from Allstate after seven years of dedicated service. Since joining Allstate in 2005, Walker has been a member of the company’s Senior Leadership Team and served as Allstate’s chief communication officer.  She also served as the company’s interim chief marketing officer from 2007 to 2009.

“Joan has had tremendous success leading the company’s communication and corporate reputation efforts during a time of significant external change,” said Thomas J. Wilson, chairman, president and chief executive officer. “She has been a great partner and strategic counselor and we’re particularly proud of her leadership in directing Allstate’s philanthropic initiatives. We thank her for her service and wish her all the best.”

“My time at Allstate has been very rewarding and I’ll always value the opportunity I’ve had to contribute to a company with such strong commitment to its customers and the communities it serves across the country,” said Walker. “I’m confident the company’s best days are ahead under the strong leadership of Allstate’s executive team. I’ll miss the terrific group of individuals who make up Allstate’s Corporate Relations department.”

Before joining Allstate in 2005, Walker was executive vice president of marketing and communications for Qwest Communications International. Previously, she was senior vice president, global public affairs for Pharmacia and earlier served as a partner in the Bozell Sawyer Miller group and in governmental and educational roles.

Walker currently serves as a member of many civic and cultural organizations, including as a board member of WTTW-11 and the Peggy Notebaert Nature Museum, as well as a member of the Arthur W. Page Society, the Chicago Network and the Clinton Global Initiative, including serving on its Planning Committee. She previously served on the boards of numerous Chicago community organizations, including the Art Institute of Chicago, Brookfield Zoo, the Chicago Children’s Museum, Prentice Women’s Hospital Northwestern Memorial and the Medill School of Journalism at Northwestern University.

She received a bachelor’s degree in sociology from Douglass College at Rutgers University and a master’s degree in sociology from Rutgers University.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, serving approximately 16 million households through its Allstate, Encompass, Esurance and Answer Financial brand names. Widely known by its slogan “You’re In Good Hands With Allstate®,” Allstate offers insurance products (auto, home, life and retirement) and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives, as well as via www.allstate.com and 1-800 Allstate®. As part of Allstate’s commitment to strengthen local communities, The Allstate Foundation, Allstate employees, agency owners and the corporation provided $28 million in 2011 to thousands of nonprofit organizations and important causes across the United States.

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